Exhibit 5.2
April 8, 2011
Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114-2688

Re:	RPM International Inc.
Indenture and Securities
Ladies & Gentlemen:
     As counsel to and for RPM International, Inc. a Delaware corporation (the “Company”), you have asked us to deliver to you this opinion as to the specified matters of New York law relating to:
     1. that certain Indenture, dated February 14, 2008 (the “Indenture”) by and between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”); and
     2. the form of Securities contained in the Indenture.
Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.
     Based upon, and subject to, the various assumptions and qualifications set forth herein, we are of the opinion, as of the date hereof, that:
     1. The Indenture is, and the Securities, when issued in accordance with the Indenture, will be, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. This opinion is subject to (x) bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally and (y) constitutional and public policy limitations and general principles of equity. In addition, we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture, or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to Section 8.02(c) of the Indenture, (iv) the extent that any delay contemplated by Section 8.05 of the Indenture exceeds the applicable statute of limitations, or (v) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws.

Calfee, Halter & Griswold, LLP
April 8, 2011

     The foregoing opinion is based solely on a review of generally applicable laws of New York and not on the basis of any review of any orders, decrees, judgments or other determinations that may be specifically applicable to the Company.
     For the purpose of rendering the foregoing opinion, we have examined only (i) the Indenture, (ii) the form of the Securities contained in the Indenture, (iii) your opinions of counsel, dated the date of the Indenture and the date hereof (the “Calfee Opinions”). Other than our review of the foregoing documents, we have not reviewed any other documents or made any independent investigation whatsoever for the purposes of rendering this opinion, and we make no representation as to the scope or sufficiency of our document review for your purposes. With your permission, our opinion is qualified in all respects by the scope of such document examination.
     In rendering the foregoing opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. We have not participated in any aspect of the negotiation, documentation or consummation of the transactions underlying or contemplated by, or entered into concurrently with, the Indenture or the Securities. Accordingly, we have, with your permission, assumed and relied, without independent investigation, upon inter alia, (i) the due formation, existence and good standing of, and the truth, accuracy and completeness of the representations contained in the Indenture and the Securities and made by the respective parties thereto, (ii) the due authorization, execution and valid delivery of the Indenture by the respective parties thereto, (iii) the due authorization, execution and issuance of the Securities in accordance with the Indenture (iv) the legality, validity and binding effect of the Indenture with respect to the Trustee, (v) that any action taken by any Person in connection with the performance or enforcement of the Indenture or the Securities to which it is a party will be lawful, commercially reasonable and taken in good faith and that such Person will perform its obligations, or seek to enforce its rights, under the Indenture and the Debt Securities only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law, (vi) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as reproduced copies, and the authenticity of all such latter documents, and (vii) the accuracy of the matters addressed in the Calfee Opinions.
     We express no opinion with respect to compliance by the Company or any other party with the disclosure or anti-fraud requirements of the New York “blue sky” laws or the effect of any non-compliance with such requirements on the enforceability of the Indenture or the Securities.

Calfee, Halter & Griswold, LLP
April 8, 2011

     We express no opinion herein as to any of the transactions underlying or contemplated by to the Indenture or the Securities. Without limiting the generality of the foregoing, we express no opinion with respect to the financial terms of those transactions, the fairness of those terms to any person or entity, or the satisfaction of any fiduciary duties that may exist.
     We express no opinion as to the law of any jurisdiction other than the law of the State of New York.
     This opinion speaks only as of the date of its issue and may not be relied upon to the extent subsequent legislative actions or judicial decisions cause changes in the law which would affect the validity of this opinion if given at that time. We assume no responsibility to revise or amend this opinion in the event of such actions or decisions. This opinion is being issued and delivered solely for your benefit and may not be relied upon by any other person. You may rely on this opinion letter in issuing your opinion of counsel to the Company in connection with the issuance of the Indenture and the Securities.

Very truly yours, /s/ Harter Secrest & Emery LLP